Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                            SUB-ITEM 77-0-12

                                 EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small-Cap
Growth Portfolio

1.   Name of Issuer:  Neutral Tandem

2.   Date of Purchase:  November 1, 2007

3.   Number of Securities Purchased:  	1,480

4.   Dollar Amount of Purchase:  $20,720

5.   Price Per Unit:  $14.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Morgan Stanley

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Morgan Stanley & Co. Incorporated,  CIBC World Markets
Corp.,  Raymond James & Associates, Inc.,  Thomas Weisel
Partners LLC,  William Blair & Company, LLC.